 Exhibit 4.6

2006 Greenville First Bancshares, Inc. Restricted Stock Plan

GREENVILLE FIRST BANCSHARES, INC.

RESTRICTED STOCK PLAN

GREENVILLE FIRST BANCSHARES, INC.

RESTRICTED STOCK PLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
ARTICLE II THE PLAN		3

2.1	NAME	3
2.2	PURPOSE	3
2.3	EFFECTIVE DATE AND DURATION OF THE PLAN	3

ARTICLE III PARTICIPANTS		3
ARTICLE IV ADMINISTRATION		3

4.1	DUTIES AND POWERS OF THE COMMITTEE	3
4.2	ADDITIONAL POWERS	4
4.3	LIABILITY	4
4.4	MAJORITY RULE	4
4.5	COMPANY ASSISTANCE	4

ARTICLE V SHARES OF STOCK SUBJECT TO PLAN		4

5.1	LIMITATIONS	4
5.2	ANTIDILUTION	4

ARTICLE VI RESTRICTED STOCK		5

6.1	FORFEITURE RESTRICTIONS TO BE ESTABLISHED BY THE COMMITTEE	5
6.2	OTHER TERMS AND CONDITIONS	5
6.3	PAYMENT FOR RESTRICTED STOCK	6
6.4	COMMITTEE'S DISCRETION TO ACCELERATE VESTING OF AWARDS	6
6.5	RESTRICTION AGREEMENTS	6

ARTICLE VII STOCK CERTIFICATES		6
ARTICLE VIII TERMINATION AND AMENDMENT		6
ARTICLE IX RELATIONSHIP TO OTHER COMPENSATION PLANS		7
ARTICLE X MISCELLANEOUS		7

10.1	REPLACEMENT OR AMENDED GRANTS	7
10.2	FORFEITURE FOR COMPETITION	7
10.3	PLAN BINDING ON SUCCESSORS	7
10.4	HEADINGS, ETC., NO PART OF PLAN	7
10.5	SECTION 16 COMPLIANCE	7
10.6	NO RIGHT TO AN AWARD	7
10.7	NO EMPLOYMENT/MEMBERSHIP RIGHTS CONFERRED	7
10.8	RESTRICTION ON TRANSFER	7

GREENVILLE FIRST BANCSHARES, INC.

RESTRICTED STOCK PLAN

ARTICLE I

DEFINITIONS

                As used herein, the following terms have the following meanings unless the context clearly indicates to the contrary:

                "Award" shall mean a grant of Restricted Stock.

                "Board" shall mean the Board of Directors of the Company.

                "Code" shall mean the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified).  Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

                "Committee" shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that with respect to any Awards granted to an individual who is also a Section 16 Insider, the Committee shall consist of either the entire Board or a committee of at least two Directors (who need not be members of the Committee with respect to Awards granted to any other individuals) who are Non-Employee Directors, and all authority and discretion shall be exercised by such Non-Employee Directors, and references herein to the "Committee" shall mean such Non-Employee Directors insofar as any actions or determinations of the Committee shall relate to or affect Awards made to or held by any Section 16 Insider.  At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee shall mean a reference to the Board.

                "Company" shall mean Greenville First Bancshares, Inc., a South Carolina corporation.

                "Director" shall mean a member of the Board and any person who is an advisory or honorary director of the Company if such person is considered a director for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

                "Employee" shall mean a person who constitutes an employee of the Company as such term is defined in the instructions to the Form S-8 Registration Statement under the Securities Act of 1933, and also includes non-employees to whom an offer of employment has been extended.

                "Exchange Act" shall mean the Securities Exchange Act of 1934.  Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

                "Grantee" shall mean a person who has received an Award of Restricted Stock.

                "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 under the Exchange Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or "no-action" positions with respect thereto issued by the Securities and Exchange Commission.

                "Officer" shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

                "Plan" shall mean the Greenville First Bancshares, Inc. Restricted Stock Plan, the terms of which are set forth herein.

                "Qualified Domestic Relations Order" shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or such Act.

                "Restricted Stock" shall mean Stock issued, subject to restrictions, to a Grantee pursuant to Article VI hereof.

                "Restriction Agreement" shall mean the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 6.5 hereof.

                "Section 16 Insider" shall mean any person who is subject to the provisions of Section 16 of the Exchange Act, as provided in Rule 16a-2 promulgated pursuant to the Exchange Act.

                "Stock" shall mean the Common Stock, par value $0.01 per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

                "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant (or modification) of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II

THE PLAN

                2.1           Name.  This Plan shall be known as "Greenville First Bancshares, Inc. Restricted Stock Plan."

                2.2           Purpose. The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, and its shareholders by affording Employees and Directors of the Company and its Subsidiaries an opportunity to acquire or increase their proprietary interests in the Company, thereby strengthening their concern for the welfare of the Company and its Subsidiaries.  A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Subsidiaries.  Accordingly, the Plan provides for granting Awards that are best suited to the circumstances of the particular Employee or Director as provided herein.

                2.3           Effective Date and Duration of the Plan.  The Plan shall become effective upon the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within 12 months thereafter.  Notwithstanding any provision in the Plan or in any Restriction Agreement, no Award shall be granted prior to such shareholder approval.  No further Awards may be granted under the Plan after 10 years from the date the Plan is adopted by the Board.  The Plan shall remain in effect until all Awards granted under the Plan have vested or been forfeited.

ARTICLE III

PARTICIPANTS

                The class of persons eligible to participate in the Plan shall consist of all Directors and Employees of the Company or any Subsidiary.

ARTICLE IV

ADMINISTRATION

                4.1           Duties and Powers of the Committee.  Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees or Directors shall receive an Award, the time or times when such Award shall be made, the number of shares to be subject to each Award, and the Forfeiture Restrictions and related conditions of lapse applicable to each Award.  In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees or Directors, their present and potential contribution to the Company's success, and such other factors as the Committee in its discretion shall deem relevant.

4.2.          Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan.  Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the Restriction Agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions, and provisions of the Restriction Agreement relating to each Award, and to make all other determinations necessary or advisable for administering the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Restriction Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect.  The determinations of the Committee on the matters referred to in this Section 4.2 shall be conclusive.

4.3           No Liability.  Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.4           Majority Rule.  A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

4.5           Company Assistance.  The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require.  The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE V

SHARES OF STOCK SUBJECT TO PLAN

                5.1           Limitations.  Subject to adjustment in the same manner as provided in Section 5.2 below, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 10,000 shares.  Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.  To the extent that an Award lapses or the rights of its holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award under the Plan.  Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Awards granted to any one individual during the term of the Plan may not exceed 100% of the aggregate number of shares of Stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan).  The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code.

                5.2           Antidilution.

                                (a)           If (x) the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, or stock split or stock dividend, (y) any spin‑off, spin‑out or other distribution of assets materially affects the price of the Company's stock, or (z) there is any assumption and conversion to the Plan by the Company of an acquired company's outstanding restricted stock, then:

                                                (i)  the aggregate number and kind of shares of Stock for which Awards may be granted hereunder shall be adjusted proportionately by the Committee; and

                                                (ii) the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions), shall be adjusted proportionately by the Committee.

                                (b)           If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its sole discretion, may (but is not required to), notify all Grantees that (i) all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse and/or (ii) all Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with restricted stock issued by such successor corporation.

                                (c)           If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of such Section shall apply.  In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Awards to lapse.

                                (d)           The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.  The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

ARTICLE VI

RESTRICTED STOCK

                6.1           Forfeiture Restrictions to be Established by the Committee.  Shares of Stock that are the subject of a Restriction Agreement shall be subject to restrictions on disposition by the Grantee and an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions").  The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on shareholders' equity achieved by the Company, or (12) the total shareholders' return achieved by the Company, (ii) the Grantee's continued employment with the Company or a Subsidiary or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing.  The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof.  Each Award may have different Forfeiture Restrictions, in the discretion of the Committee.

                6.2           Other Terms and Conditions.  Stock awarded pursuant to a Restriction Agreement shall be represented by a stock certificate registered in the name of the Grantee.  Unless provided otherwise in a Restriction Agreement, the Grantee shall have the right to receive dividends with respect to Stock subject to an Award, to vote Stock subject an Award, and to enjoy all other shareholder rights, except that (i) the Grantee shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restriction Agreement shall cause a forfeiture of the Award.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Award, including, but not limited to, rules pertaining to the termination of employment or service as a Director (by retirement, disability, death or otherwise) of a Grantee prior to expiration of the Forfeitures Restrictions.  Such additional terms, conditions, or restrictions shall be set forth in a Restriction Agreement made in conjunction with the Award.

                6.3           Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for Stock received pursuant to an Award, provided that in the absence of such a determination, a Grantee shall not be required to make any payment for Stock received pursuant to an Award, except to the extent otherwise required by law.

                6.4           Committee's Discretion to Accelerate Vesting of Awards.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Stock awarded to a Grantee pursuant to an Award and, upon such vesting, all restrictions applicable to such Award shall terminate as of such date.  Any action by the Committee pursuant to this section may vary among individual Grantees and may vary among the Awards held by any individual Grantee.  Notwithstanding the preceding provisions of this section, the Committee may not take any action described in this section with respect to an Award that has been granted to a "covered Employee" (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

                6.5           Restriction Agreements.  At the time any Award is made under this Article VI, the Company and the Grantee shall enter into a Restriction Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Restriction Agreements need not be identical.  Subject to the consent of the Grantee and the restriction set forth in the last sentence of Section 6.4 above, the Committee may, in its sole discretion, amend an outstanding Restriction Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

ARTICLE VII

STOCK CERTIFICATES

                The Company shall not be required deliver any certificate for shares of Restricted Stock granted hereunder, prior to fulfillment of all of the following conditions:

                (a)           The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

                (b)           The completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and

                (c)           The obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable.

                Stock certificates issued and delivered to Grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

ARTICLE VIII

TERMINATION AND AMENDMENT

                The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not already been granted.  The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award already granted may be made which would impair the rights of the Grantee without the consent of the Grantee, and provided, further, that the Board may not, without approval of the shareholders of the Company, (a) amend the Plan to increase the maximum aggregate number of shares of Stock that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete the last sentence of Section 6.4.

ARTICLE IX

RELATIONSHIP TO OTHER COMPENSATION PLANS

                The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for Employees or Directors of the Company or any of its Subsidiaries.

ARTICLE X

MISCELLANEOUS

                10.1         Replacement or Amended Grants.  At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Awards or accept the surrender of outstanding Awards and grant new Awards in substitution for them.  However, no modification of an Award shall adversely affect a Grantee's rights under a Restriction Agreement without the consent of the Grantee or his legal representative.

                10.2         Forfeiture for Competition.  If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent, or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while an Employee, then any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

                10.3         Plan Binding on Successors.  The Plan shall be binding upon the successors and assigns of the Company.

                10.4         Headings, etc., No Part of Plan.  Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

                10.5         Section 16 Compliance.  With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed void to the extent permitted by law and deemed advisable by the Committee.

                10.6         No Right to an Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee or Director any right to an Award, or any other rights hereunder except as may be evidenced by a Restriction Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

                10.7         No Employment/Membership Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Subsidiary or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate his or her employment at any time.  Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

                10.8         Restriction on Transfer.  An Award shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order, or (iii) with the consent of the Committee.